Exhibit 10.33
AMENDMENT NO. 2
TO THE
THE CHUBB CORPORATION
ASSET MANAGERS INCENTIVE COMPENSATION PLAN (2005)
     Pursuant to the authority reserved in Section 8(k) of The Chubb Corporation Asset Managers Incentive Compensation Plan (2005) (the “Plan”), the Plan is hereby amended as follows:
     1. Effective January 1, 2009, the definition of “Qualified Termination” under Section 2 shall be revised to read as follows:
     “Qualified Termination” means termination of employment due to death, becoming “Disabled” (as defined in the Pension Plan), retirement on or after the Participant attains his or her “Early Retirement Age” or “Normal Retirement Date” (both as defined in the Pension Plan), or any other reason with the consent of the Committee.”
     2. Effective January 1, 2009, Section 8(h)(iii) shall be revised to read as follows:
          “(iii) Except as otherwise determined by the OCC in its sole discretion, a Participant who experiences a Qualified Termination on or after the first day of the seventh month (but on or before the last day) of a Long-Term Award Segment shall receive a prorated portion of his or her Long-Term Award, with the amount of the Long-Term Award determined based on performance through the date of the Qualified Termination. A Participant’s prorated Long-Term Award shall be determined by multiplying the amount of the Long-Term Award by a fraction, the numerator of which shall be the number of full calendar months from the start of the Long-Term Award Segment through the date of the Qualified Termination, and the denominator of which shall be 60.”
     3. All other provisions of the Plan shall remain unchanged and in full force and effect.
     IN WITNESS WHEREOF, The Chubb Corporation has caused this amendment to be duly executed on this            day of                      2009.

THE CHUBB CORPORATION

By: Name:	/s/ W. Andrew Macan W. Andrew Macan
Title:	Vice President, Corporate Counsel and Secretary